Exhibit 5.2

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX

AMERICA • ASIA PACIFIC • EUROPE

August 6, 2026

Opus Genetics, Inc.
8 Davis Drive, Suite 220
Durham, North Carolina 27713

   Re:            Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”), being filed by Opus Genetics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as it relates to the registration under the Securities Act of shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”) with an aggregate sales price of up to $125,000,000. The Shares are to be sold by the Company pursuant to that certain Sales Agreement dated August 6, 2026 (the “Sales Agreement”) by and among the Company, Leerink Partners LLC and Cantor Fitzgerald & Co. (together with Leerink Partners LLC, the “Agents”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Company’s prospectus dated August 6, 2026 (the “Prospectus”) relating to the Shares, the Sales Agreement, the Company’s certificate of incorporation (as amended to the date hereof, the “Charter”), the Company’s bylaws (as amended to the date hereof, the “Bylaws”) and the resolutions (the “Resolutions”) adopted by the board of directors of the Company (the “Board”) relating to the Registration Statement and the Sales Agreement. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and others, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the issuance and sale of the Shares pursuant to the Sales Agreement have been duly authorized by the Company, and such Shares will be validly issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended (including any necessary post-effective amendments), shall have become effective under the Securities Act, (ii) the Board or a duly authorized committee thereof shall have duly adopted final resolutions in conformity with the Charter, the Bylaws and the Resolutions authorizing the issuance and sale of such Shares, including the number of Shares to be offered, issued and sold by the Company from time to time and the respective purchase prices, the Agents’ discounts or commissions, and times and dates of offering, issuance and sale, and the offering, issuance and sale thereof; and (iii) certificates representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the aggregate par value thereof or, if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the aggregate par value thereof, in accordance with the Sales Agreement.

 Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of any Shares:

(i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; (ii) the Charter, Bylaws and Resolutions, each as currently in effect, will not have been modified or amended and will be in full force and effect; (iii) the Company will have sufficient authorized and unissued shares of Common Stock from which to issue the Shares; (iv) with respect to any issuance of Shares in uncertificated form, the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware (the “DGCL”); and (v) the Shares being offered will be issued and sold as contemplated in the Registration Statement and the Prospectus (and any prospectus supplement relating thereto).

This opinion letter is limited to the DGCL. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP